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                                                                    EXHIBIT 10.3

                                April 28, 1999


Mr. Christopher J. McGurk
c/o Harry M. Brittenham, Esq.
Ziffren, Brittenham, Branca & Fischer
1801 Century Park West
Los Angeles, CA   90067-6406

Dear Mr. McGurk:

     On behalf of Metro-Goldwyn-Mayer, Inc. ("MGM"), we want to express our gratification that you and MGM have entered into the Employment Agreement of even date herewith.

     In order to give tangible expression to MGM's confidence that the relationship between you and MGM will be beneficial to both parties, MGM, acting through its Compensation Committee, has determined to award you 500,000 shares of MGM Common Stock (the "Shares").

     MGM will issue and deliver the Shares to you within ten (10) business days after the Effective Date of the Employment Agreement. The Shares shall not be registered under the Securities Act of 1933, as amended (the "Act"), and the certificate or certificates representing such Shares shall be legended to the foregoing effect. MGM shall file an appropriate application to the New York Stock Exchange to list the Shares for trading on such exchange.

     By your signing and returning this letter, you represent and warrant that you are an accredited investor under the Act, are acquiring the Shares for investment purposes and not with a view to sell or otherwise dispose of such Shares in violation of the Act, have had full access to the information concerning MGM which you requested, and are aware that the Shares may not be sold or otherwise disposed of except in compliance with the registration requirements of the Act or pursuant to an exemption from registration. You further acknowledge that the issuance of the Shares may result in your receipt of taxable income, and agree that you will be solely responsible for the payment of all taxes resulting from your receipt of the Shares and hereby indemnify and hold MGM harmless from and against all such taxes (including, without limitation, any interest and penalties which may arise from your failure to timely pay such taxes or MGM's not making tax withholdings with respect to such Shares).

                               Very truly yours,

                           Metro-Goldwyn-Mayer, Inc.

April 28, 1999
                           Accepted and Agreed By: /s/ Christopher J. McGurk
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